UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2026

Douglas Emmett, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-33106	20-3073047
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

1299 Ocean Avenue, Suite 1000	,	Santa Monica	,	California	90401
(Address of principal executive offices)					(Zip Code)

Registrant’s telephone number, including area code:    (310) 255-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	DEI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2026, Leslie E. Bider informed Douglas Emmett, Inc. (the “Company”) that he would not stand for re-election and will retire as a director of the Company. Mr. Bider’s term will end at the conclusion of the annual meeting of shareholders currently scheduled to be held on May 28, 2026 (the “Annual Meeting”). Mr. Bider informed the Company that his decision was not the result of any disagreement with the Company's management or its board of directors (the “Board”). The Board, including Chairman and CEO Jordan Kaplan and President and COO Kenneth Panzer, expressed their deepest appreciation to Mr. Bider for his long tenure of service to the Company.

Effective April 8, 2026, the Board elected Mr. Andy Cohen as a member of the Board with a term ending as of the Company’s Annual Meeting. In connection with Mr. Cohen’s election, the size of the Board was increased from 8 to 9. Following the conclusion of the Annual Meeting, the size of the Board will be reduced from 9 to 8 directors in light of Mr. Bider’s decision not to stand for re-election.

There are no arrangements or understandings between Mr. Cohen and any other person pursuant to which he was elected as a director. The Company has engaged in transactions with M. Arthur Gensler Jr. & Associates, Inc. (“Gensler”), a company of which Mr. Cohen is the Global Co-Chair and Co-Chair of the board of directors. During the year ended December 31, 2025, the Company paid Gensler approximately $2.0 million for its services. The Company believes that these services were provided on terms no less favorable to the Company than those available from unaffiliated third parties. Further, the Board has determined that such arrangements do not impair Mr. Cohen’s ability to exercise independent judgment as a member of the Board and that Mr. Cohen is independent within the meaning of the New York Stock Exchange’s director independence standards.

Board committee assignments for Mr. Cohen will be determined at a later time. In connection with his appointment, Mr. Cohen is eligible to participate in the Company's compensation programs for non-employee directors approved by the Nominating and Corporate Governance Committee of the Board, as disclosed in the Company’s most recent proxy statement, as in effect from time to time. Pursuant to these programs as currently applicable, Mr. Cohen will receive an annual retainer of $220,000 payable in long term incentive plan units (“LTIPs”), under the Company’s 2026 Omnibus Stock Incentive Plan, if approved by the stockholders at the Annual Meeting, prorated for the shortened period of service through the date of the Annual Meeting.

A copy of the press release announcing Mr. Cohen’s appointment to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits: The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Press Release dated April 10, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOUGLAS EMMETT, INC.

Dated:	April 10, 2026	By:	/s/ PETER D. SEYMOUR
Peter D. Seymour
Chief Financial Officer